Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into the Registration Statements on Form S-8 (No. 333-129097) of our report dated April 13, 2009, with respect to the consolidated financial statements of Tri-S Security Corporation which are included in the Company’s Form 10-K for the year ended December 31, 2008.

/s/ Habif, Arogeti & Wynne, LLP

Atlanta, Georgia
April 13, 2009